Calculation of Filing Fee Tables
S-8
Lionsgate Studios Corp.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, no par value per share	Other	58,000,000	$ 7.96	$ 461,680,000.00	0.0001531	$ 70,683.21
Total Offering Amounts:						$ 461,680,000.00		$ 70,683.21
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 70,683.21
Offering Note
[1]	(1) This registration statement on Form S-8 covers 58,000,000 common shares, without par value, of Lionsgate Studios Corp. (the "Company") issuable pursuant to the Lionsgate Studios Corp. 2025 Performance Incentive Plan (the "Plan"). The Plan was adopted in connection with the separation of the businesses of the Company, which encompasses the motion picture and television studio operations, from the businesses of Starz Entertainment Corp. (f/k/a/ Lions Gate Entertainment Corp. or "LGEC), including the STARZ-branded premium subscription platforms, and became effective on May 6, 2025. (2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Form S-8 also covers additional securities that may be offered as a result of stock splits, stock dividends, recapitalizations or similar transactions. (3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and equal to the product of: (x) 58,000,000 common shares of the Company and (y) $7.96, the average of the high and low sales prices for common shares of Lionsgate Studios Corp., as reported on the New York Stock Exchange on May 7, 2025, which were $8.50 and $7.41, respectively.